Exhibit 99.1

HUDSON’S BAY COMPANY COMPLETES ACQUISITION OF SAKS INCORPORATED

TORONTO (November 4, 2013) –Hudson’s Bay Company (TSX: HBC) (“HBC” or the “Company”) is pleased to announce that it has successfully completed its previously announced acquisition (the “Acquisition”) of all of the outstanding shares of Saks Incorporated (“Saks”) for US$16.00 per share in an all-cash transaction valued at approximately US$2.9 billion, including debt.

With the Acquisition, HBC creates a premier North American fashion retail business centered on three iconic retail brands – Hudson’s Bay, Lord & Taylor and Saks Fifth Avenue. The combined Company will operate a total of 320 stores, including 179 full-line specialty department stores, 72 outlet stores and 69 home stores in prime locations throughout the U.S. and Canada, along with three e-commerce sites.

The all-cash transaction was financed by a combination of new debt financing (the “Debt Financing”) and approximately US$1 billion of new equity issued by way of a bought deal prospectus offering of 16,050,000 subscription receipts (the “Subscription Receipts”) and a private placement of common shares and common share purchase warrants (the “Private Placement”).

With the completion of the Acquisition today, each Subscription Receipt was automatically exchanged into one common share of the Company through the non-certificated inventory system of CDS Clearing and Depositary Services Inc. HBC expects that the Subscription Receipts will be immediately halted from the Toronto Stock Exchange and de-listed after markets close today.

Concurrently with the Acquisition, the Company closed a non-brokered private placement pursuant to which an aggregate of 40,050,001 common shares and an aggregate of 5,250,000 common share purchase warrants were issued to HS Investment L.P. (“HSILP”), an affiliate of Ontario Teachers’ Pension Plan, and funds advised by West Face Capital Inc. As previously disclosed, an additional 1,500,000 Warrants were issued to HSILP on July 28, 2013 in consideration of HSILP’s equity investment. All securities issued in connection with the Private Placement are subject to a four month hold period from the date of issuance in accordance with applicable securities laws.

The Debt Financing consists of a US$2 billion senior secured term loan, a US$300 million junior secured term loan and a US$950 million asset-based loan, the proceeds of which were used to finance the Acquisition and related fees and expenses and to refinance certain of the existing debt of the Company and Saks.

Further details concerning the Private Placement and the Subscription Receipts are set out in HBC’s short form prospectus dated August 30, 2013 available on SEDAR at www.sedar.com (the “Prospectus”).

FORWARD-LOOKING INFORMATION AND OTHER MATTERS

Information in this press release that is not current or historical factual statements constitute forward looking information, including future-oriented financial information and financial outlooks, within the meaning of applicable securities laws (“forward-looking statements”). The forward-looking statements in this news release are subject to a number of risks and uncertainties that could cause actual events or results to differ materially from current expectations, including those related to the business generally, which are set out in materials filed with the securities regulatory authorities in Canada from time to time, including the risk factors section of the Company’s Annual Information Form dated April 30, 2013, which is available on SEDAR at www.sedar.com. In addition, please refer to the Risk Factors in the Prospectus for specific risks related to the post-Acquisition business and operations of the Company and Saks.

The Company does not undertake to update any forward-looking statements that may be made from time to time by or on behalf of the Company other than as required by applicable securities laws. The reader should not place undue importance on forward-looking information and should not rely upon this information as of any other date. All forward-looking information contained in this press release is expressly qualified in its entirety by this cautionary statement.

No securities will be offered or sold in the United States or to U.S. persons absent registration under the U.S. Securities Act of 1933 or the availability of an applicable exemption from such registration. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities in the United States or in any jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT HBC

Hudson’s Bay Company (HBC), founded in 1670, is North America’s longest continually operated company. Today, HBC offers customers an unprecedented range of retailing categories and shopping experiences internationally. In Canada, HBC operates Hudson’s Bay, Canada’s largest department store with 90 locations, unsurpassed in its fashion, beauty, home and accessory designers and brands, as well as thebay.com. HBC also operates Home Outfitters, Canada’s largest home specialty superstore with 69 locations across the country.

In the United States, HBC operates Saks Fifth Avenue, one of the world’s pre-eminent specialty retailers, renowned for its superlative designer collections, with 41 full-line stores in 20 states, five international licensed stores, saks.com, 69 Saks Fifth Avenue OFF 5TH stores and saksoff5th.com. HBC also operates Lord & Taylor, a leading department store chain with 49 full-line store locations throughout the northeastern United States and in two major cities in the Midwest, and lordandtaylor.com. Hudson’s Bay Company banners provide stylish, quality merchandise with a dedicated focus on service excellence. Hudson’s Bay Company trades on the Toronto Stock Exchange under the symbol “HBC”.

CONTACT

Investor Relations: Lucas Evans Senior Vice President and Treasurer Hudson’s Bay Company Phone: (416) 861-4444 Email: investorrelations@hbc.com	Media Contact: United States Andrew Blecher Lividini & Co. Phone: (212) 252-7504 Email: Andrew@lividini.com	Canada Freda Colbourne Phone: (416) 560-9974 Email: colbournef@gmail.com